EXHIBIT E
REPUBLIC OF TURKEY
PRIME MINISTRY
The Undersecretariat of Treasury
Office of the First Legal Advisor
The Republic of Turkey
Undersecretariat of Treasury
Ankara/TURKEY
October 25, 2011

Re:	The Republic of Turkey Registration Statement No. 333-170922
Ladies and Gentlemen:
          I, First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated February 3, 2011 (the “Prospectus”), the Prospectus Supplement dated October 17, 2011 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated December 15, 1998, between the Republic of Turkey (the “Republic”) and The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank), as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated January 7, 2004 (the “Fiscal Agency Agreement”), and the Underwriting Agreement dated October 17, 2011 (the “Underwriting Agreement”) by and among the Republic, HSBC Bank plc and Merrill Lynch, Pierce, Fenner and Smith Incorporated (the “Underwriters”), pursuant to which the Republic has issued and offered for sale 5.125% Notes due March 25, 2022 in the aggregate principal amount of U.S.$1,000,000,000 (the “Notes”).
     The issuance of the Notes has been authorized pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of the Republic (Law No. 4749).
     It is my opinion that the Notes have been duly authorized and when duly executed and delivered by the Republic, authenticated in accordance with the Fiscal Agency Agreement and delivered by and paid for in accordance with the terms of the

Underwriting Agreement, will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.
     I consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the use of my name and the making of statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.

Very truly yours,
/s/ Ahmet Fethi TOPTAŞ
Ahmet Fethi TOPTAŞ
First Legal Adviser Undersecretariat of Treasury, Prime Ministry The Republic of Turkey